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                                  EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT









The Board of Directors
Mesa Air Group, Inc. :


We consent to incorporation by reference in the Registration Statements (Nos. 333-09395 and 333-02791) on Form S-8 of Mesa Air Group, Inc. of our report dated January 20, 2000, relating to the consolidated balance sheets of Mesa Air Group, Inc. and subsidiaries as of September 30, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999 annual report on Form 10-K of Mesa Air Group, Inc.









Phoenix, Arizona
January 21, 2000